Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2026 Share Incentive Plan of Kingsoft Cloud Holdings Limited of our reports dated April 23, 2026, with respect to the consolidated financial statements of Kingsoft Cloud Holdings Limited and the effectiveness of internal control over financial reporting of Kingsoft Cloud Holdings Limited included in its Annual Report (Form 20-F) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young Hua Ming LLP

Beijing, the People’s Republic of China

November 3, 2026